Exhibit 4.4
EXECUTION VERSION
LOAN AND SECURITY AGREEMENT AND GUARANTY
dated as of April 5, 2007
among
ALLIED SYSTEMS, Ltd. (L.P.),
a Georgia limited partnership and a debtor and debtor in possession under
Chapter 11 of the Bankruptcy Code.
as “Borrower”
ALLIED HOLDINGS, INC.,
a Georgia corporation and a debtor and debtor in possession under
Chapter 11 of the Bankruptcy Code
and
THE OTHER SUBSIDIARIES PARTY HERETO
as “Guarantors”
and
YUCAIPA TRANSPORTATION, LLC,
a Delaware limited liability company
as “Lender”

i

SECTION 12. MISCELLANEOUS	34
12.1 Reimbursement of Expenses	34
12.2 Notices	35
12.3 No Waiver	35
12.4 Severability	35
12.5 Independence	36
12.6 Successors and Assigns	36
12.7 Entire Agreement	36
12.8 Counterparts	36
12.9 Governing Law	36

SECTION 13. GUARANTY	36
13.1 Guaranty of the Obligations	36
13.2 Payment by Guarantors	36
13.3 Liability of Guarantors Absolute	37
13.4 Waivers by Guarantors	39
13.5 Guarantors’ Rights of Subrogation, Contribution, etc	39
13.6 Subordination of Other Obligations	40
13.7 Continuing Guaranty	40
13.8 Authority of Guarantors or Borrower	40
13.9 Financial Condition of Borrower	40
13.10 Bankruptcy, etc	40
13.11 Discharge of Guaranty Upon Sale of Guarantors	41
13.12 Contribution by Guarantors	42
ii

          This LOAN AND SECURITY AGREEMENT AND GUARANTY is entered into as of April 5, 2007 (this “Agreement”), by and among ALLIED SYSTEMS, LTD. (L.P.), a Georgia limited partnership and a debtor and debtor in possession under Chapter 11 of the Bankruptcy Code (“Borrower”), ALLIED HOLDINGS, INC., a Georgia corporation and a debtor and debtor in possession under Chapter 11 of the Bankruptcy Code (“Holdings”), THE OTHER SUBSIDIARIES (AS DEFINED BELOW) OF HOLDINGS PARTY HERETO (such Subsidiaries, together with any future Subsidiaries of Holdings, the “Subsidiary Guarantors”, and together with Borrower and Holdings, collectively, the “Loan Parties”, and individually, a “Loan Party”), and YUCAIPA TRANSPORTATION, LLC, a Delaware limited liability company (“Lender”).
RECITALS:
          WHEREAS, on July 31, 2005 (the “Petition Date”), Holdings, Borrower, and certain Subsidiaries (as defined below) of Borrower and Holdings (such Subsidiaries, together with Borrower and Holdings, collectively the “Debtors”, and individually a “Debtor”) filed a voluntary petition for relief (collectively, the “Cases”) under Chapter 11 of the Bankruptcy Code (as defined below) with the United States Bankruptcy Court for the Northern District of Georgia (such court or any other court having competent jurisdiction over the Cases, the “Bankruptcy Court”);
          WHEREAS, from and after the Petition Date, the Debtors are continuing to operate their respective businesses and manage their respective properties as debtors in possession under Sections 1107 and 1108 of the Bankruptcy Code;
          WHEREAS, pursuant to that certain Equipment Purchase Agreement, entered into as of April 5, 2007 (as amended, modified and supplemented from time to time, the “Purchase Agreement”) by and among Borrower, Holdings and Lender, Borrower and Holdings have agreed to purchase and in the future may agree to purchase certain tractors and trailers and related equipment from Lender (any such purchase, individually, an “Equipment Purchase”, and all such purchases collectively, the “Equipment Purchases”);
          WHEREAS, Lender has agreed to accept as payment of the purchase price for the initial Equipment Purchase that certain Secured Convertible Promissory Note, dated April 5, 2007 (as amended, modified and supplemented from time to time, the “Initial Promissory Note”), in the original principal amount of Five Hundred Sixty-Four Thousand ($564,000), payable to Lender;
          WHEREAS, Lender may advance additional funds to Borrower for (i) Equipment Purchases and Transfer Taxes (as defined in the Purchase Agreement), registration fees and any other out-of-pocket fees, costs or expenses incurred, by Lender or its Affiliates in connection with the Equipment Purchases and (ii) funding of repair and maintenance for the rigs and other equipment purchased pursuant to the Equipment Purchases, with any such advance to be made pursuant to additional secured convertible promissory notes in substantially the form of the Initial Promissory Note (such additional notes, the “Additional Promissory Notes”, and together with the Initial Promissory Note, collectively, the “Promissory Notes”, and individually a “Promissory Note”); and

          WHEREAS, as a condition precedent to advancing funds under the Promissory Notes, Lender has required the Loan Parties to execute and deliver this Agreement.
          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Loan Parties and Lender agree as follows:
SECTION 1. DEFINITIONS.
          1.1 General Definitions. In this Agreement, the following terms shall have the following meanings:
          “Additional Promissory Notes” shall have the meaning set forth in the recitals.
          “Advance Date” shall mean the Closing Date and the date of each future advance pursuant to any Promissory Note.
          “Agreement” shall have the meaning set forth in the preamble.
          “Approval Order” shall mean the Interim Approval Order or the Final Approval Order, as applicable.
          “Approved Plan” shall mean a plan of reorganization that is (i) proposed by the Debtors, (ii) supported by Lender or any affiliate of Lender and (iii) approved and confirmed in the Cases pursuant to a confirmation order of the Bankruptcy Court in form and substance acceptable to Lender.
          “Available Funding Period” shall mean the period commencing on the Closing Date and ending on the Maturity Date.
          “Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
          “BIA” shall mean the Bankruptcy and Insolvency Act (Canada), as now or hereafter in effect or any successor statute.
          “Borrower” shall have the meaning set forth in the preamble.
          “Business Day” shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Georgia or the State of California or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.
          “Canadian Approval Order” shall mean the Canadian Interim Approval Order or the Canadian Final Approval Order, as applicable.
          “Canadian Court” shall mean the Ontario Superior Court of Justice (Commercial List).

          “Canadian Final Approval Order” shall mean an order of the Canadian Court under Section 18.6 of the CCAA, together with all extensions, modifications and amendments thereto, in each case in form and substance satisfactory to Lender, giving full effect to the Final Approval Order, which order shall specifically but not exclusively provide that each of the Canadian Loan Parties is authorized to enter into the Loan Documents to which it is a party, and provide, execute and deliver all such guarantees, documents, security interests and liens as are contemplated in such Loan Documents and granting to Lender a fixed charge, mortgage, hypothec, security interest and lien in all of the Collateral in which any of the Canadian Loan Parties now or hereafter has an interest ranking in priority to all other encumbrances.
          “Canadian Insolvency Law” shall mean any of the BIA and the CCAA, and any other applicable insolvency or other similar law.
          “Canadian Interim Approval Order” shall mean an order of the Canadian Court under Section 18.6 of the CCAA, together with all extensions, modifications and amendments thereto, in each case in form and substance satisfactory to Lender, giving full effect to the Interim Approval Order, which order shall specifically but not exclusively provide that each of the Canadian Loan Parties is authorized to enter into the Loan Documents to which it is a party, and provide, execute and deliver all such guarantees, documents, security interests and liens as are contemplated in such Loan Documents and granting to Lender a fixed charge, mortgage, hypothec, security interest and lien in all of the Collateral in which any of the Canadian Loan Parties now or hereafter has an interest ranking in priority to all other encumbrances.
          “Canadian Loan Party” shall mean any Loan Party incorporated, organized or otherwise established under the laws of Canada or any political subdivision of Canada.
          “Canadian PPSA” shall mean the Personal Property Security Act (Ontario) and the Regulations thereunder, as from time to time in effect, provided, however, if the validity, perfection (or opposability), effect of perfection or of non-perfection or priority of Lender’s security interest in any Collateral are governed by the personal property security laws or laws relating to movable property of any jurisdiction other than Ontario, Canadian PPSA shall mean those personal property security laws or laws relating to movable property in such other jurisdiction for the purpose of the provisions hereof relating to such validity, perfection (or opposability), effect of perfection or of non-perfection or priority and for the definitions related to such provisions.
          “Canadian Subsidiary” shall mean any Subsidiary that is incorporated, organized or otherwise established under the laws of Canada or any political subdivision of Canada.
          “Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of such Person.
          “Cases” shall have the meaning set forth in the recitals.
          “Cash Proceeds” shall have the meaning assigned in Section 9.4.

          “CCAA” shall mean Companies’ Creditors Arrangement Act (Canada), as now and hereafter in effect, or any successor statute.
          “Change of Control” shall mean (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Lender and its Affiliates (a) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of Holdings or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Holdings; or (ii) Holdings shall cease to beneficially own and control, directly or indirectly, 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of Systems; or (ill) a plan of reorganization other than the Approved Plan is consummated.
          “Closing Date” shall mean the date on which the Initial Promissory Note is issued.
          “Collateral” shall have the meaning assigned in Section 4.1.
          “Collateral Account” shall mean any account established by Lender.
          “Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.
          “Committee” shall mean the Official Committee of Unsecured Creditors appointed in the Cases pursuant to Section 1102 of the Bankruptcy Code, on August 5, 2005, as reconstituted from time to time.
          “Contractual Obligation” shall mean, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
          “Debtors” shall have the meaning set forth in the recitals.
          “Default” shall mean a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
          “Disclosure Statement” shall mean the written disclosure statement that relates to the Plan, as approved by the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code and Rule 3017 of the Federal Rules of Bankruptcy Procedure, as such disclosure statement may be amended, modified or supplemented from time to time in accordance with applicable law.
          “Disqualified Equity Interests” shall mean any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date.
          “Domestic Subsidiary” shall mean any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.
          “Employee Benefit Plan” shall mean, in respect of any Loan Party other than a Canadian Loan Party, any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates, and in respect of any Canadian Loan Party, any employee benefit plan of any nature or kind that is not a Pension Plan and is maintained by or contributed to, or required to be maintained by or contributed to, by such Canadian Loan Party.
          “Equipment Purchase” and “Equipment Purchases” shall have the meanings set forth in the recitals.
          “Equipment Schedule” shall have the meaning set forth in the Purchase Agreement.
          “Equity Interests” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.
          “ERISA Affiliate” shall mean, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Holdings or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Holdings or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Holdings or such Subsidiary and with respect to liabilities arising after such period for which Holdings or such Subsidiary could be liable under the Internal Revenue Code or ERISA.
          “Event of Default” shall mean each of the conditions or events set forth in Section 9.1 (a).
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
          “Executive Officer” shall mean, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president (or the equivalent thereof), such Person’s chief financial officer or treasurer and such Person’s vice president of human resources and risk management.
          “Existing Credit Agreement” shall mean that Secured Super-Priority Debtor in Possession and Exit Credit and Guaranty Agreement, dated as of March 30. 2007, entered into by and among Holdings, Borrower, and certain subsidiaries of Holdings, as Subsidiary Guarantors, the Lenders party thereto from time to time, Goldman Sachs Credit Partners L.P., as Syndication Agent, and The CIT Group/Business Credit, Inc., as Administrative Agent and as Collateral Agent , as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.
          “Fair Market Value” shall mean, with respect to any Purchased Title Vehicle, the purchase price paid for such Purchased Title Vehicle pursuant to the Purchase Agreement.
          “Final Approval Order” shall mean an order (in form and substance substantially similar to the Interim Approval Order and otherwise in form and substance satisfactory to Lender) of the Bankruptcy Court pursuant to Section 364 of the Bankruptcy Code entered after the final hearing approving this Agreement and the other Loan Documents, as to which no stay has been entered and which has not been reversed, vacated or overturned, and from which no appeal or motion to reconsider has been timely filed, or if timely filed, such appeal or motion to reconsider has been dismissed or denied unless Lender waives such requirement, and which has not been amended, supplemented or otherwise modified in any respect adverse to Lender without the prior written consent of Lender.
          “Funding Notice” shall mean a notice substantially in the form of Exhibit A.
          “GAAP” shall mean United States generally accepted accounting principles in effect as of the date of determination thereof.
          “Governmental Authority” shall mean any federal, state, provincial, municipal, national or other government, governmental department, commission, board, bureau, court, tribunal, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

          “Governmental Authorization” shall mean any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
          “Guarantors” shall mean Holdings and each Domestic Subsidiary and Canadian Subsidiary of Holdings, excluding in each case. Borrower and any Inactive Subsidiary.
          “Guaranty” shall mean the guaranty of Guarantors set forth in Section 13.
          “Holdings” shall have the meaning set forth in the preamble.
          “Inactive Subsidiary” shall mean any Subsidiary of Holdings that has (i) no assets other than de minimus assets not exceeding $250,000, (ii) no revenues and (iii) no income.
          “Indebtedness”, as applied to any Person, shall mean, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) that portion of obligations of such Person with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and bankers acceptances of such Person; (iv) any obligation of such Person owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by such Person (other than a Lien on leased property (real or personal) granted by the landlord or lessor thereof) regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person; (vi) the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings; (vii) Disqualified Equity Interests, (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation which would be Indebtedness of another; (ix) any obligation which would be Indebtedness of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; and (x) any liability of such Person for an obligation which would be Indebtedness of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above.
           “Initial Promissory Note” shall have the meaning set forth in the recitals.
          “Initial Repair Costs” shall have the meaning provided in the Purchase Agreement.

          “Insurance” shall mean (i) all insurance policies covering any or all of the Collateral (regardless of whether Lender is the loss payee thereof) and (ii) any key man life insurance policies.
          “Interim Approval Order” shall mean an order (in substantially the form of Exhibit C and otherwise in form and substance satisfactory to Lender) of the Bankruptcy Court pursuant to Section 364 of the Bankruptcy Code entered after an interim hearing approving this Agreement and the other Loan Documents, as to which no stay has been entered and which has not been reversed, vacated or overturned, and from which no appeal or motion to reconsider has been timely filed, or if timely filed, such appeal or motion to reconsider has been dismissed or denied unless Lender waives such requirement, and which has not been amended, supplemented or otherwise modified in any respect adverse to Lender without the prior written consent of Lender.
          “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.
          “Lender” shall have the meaning set forth in the preamble.
          “Lien” shall mean any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.
          “Loan Documents” shall mean this Agreement, the Promissory Notes, the Purchase Agreement and all other documents, instruments or agreements executed and delivered by a Loan Party for the benefit of Lender in connection herewith and therewith.
          “Loan Party” shall have the meaning set forth in the preamble.
          “Material Adverse Effect” shall mean (i) a material adverse effect on and/or material adverse developments with respect to the business, operations, properties, assets or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole; (ii) a material impairment of the ability of the Loan Parties to fully and timely perform their Obligations; (iii) a material adverse effect on and/or material adverse developments with respect to the legality, validity, binding effect or enforceability against a Loan Party of a Loan Document to which it is a party; or (iv) a material impairment of the rights, remedies and benefits available to, or conferred upon. Lender under any Loan Document.
          “Maturity Date” shall mean the earlier of (i) April 4, 2008; and (ii) the date that all Obligations shall become due and payable in full hereunder and under the Promissory Notes, whether by acceleration or otherwise.
          “Maximum Loan Amount” shall mean fifteen million dollars ($15,000,000).
          “Multiemployer Plan” shall mean any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

          “Obligations” shall mean all obligations of every nature of the Loan Parties under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to any Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.
          “Pension Plan” shall mean, in respect of any Loan Party other than any Canadian Loan Party, any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA and in respect of any Canadian Loan Party, each pension, supplementary pension, retirement savings or other retirement income plan or arrangement of any kind, registered or non-registered, established, maintained or contributed to by such Canadian Loan Party for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan that is maintained by the Government of Canada or the Province of Quebec, respectively.
          “Permitted Encumbrances” shall mean each of the following Liens: (i) Liens in favor of Lender granted pursuant to any Loan Document; (ii) Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor, and (b) such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim; (iii) Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any. as shall be required by GAAP shall have been made for any such contested amounts; (iv) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof; (v) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (vi) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by any Loan Party, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness; and

(vii) Liens arising out of judgments or awards in connection with court proceedings which do not constitute an Event of Default.
          “Person” shall mean and include natural persons, corporations, limited partnerships, general partnerships, limited liability companies, unlimited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
          “Petition Date” shall have the meaning set forth in the recitals.
          “Plan” shall mean the Chapter 11 plan of reorganization with respect to the Debtors confirmed by the Bankruptcy Court.
          “Plan Effective Date” shall mean the Effective Date as defined in the Plan.
          “Pledge Supplement” shall mean any supplement to this agreement in substantially the form of Exhibit B.
          “Proceeds” shall mean (i) all “proceeds” as defined in Article 9 of the UCC, and (ii) whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.
          “Promissory Note” and “Promissory Notes” shall have the meanings set forth in the recitals.
          “Purchase Agreement” shall have the meaning set forth in the recitals.
          “Record” shall have the meaning specified in Article 9 of the UCC.
          “Secured Obligations” shall have the meaning assigned in Section 5.1.
          “Stipulation Regarding Continued Exclusivity” shall mean that certain Stipulation Regarding Continued Exclusivity and Plan of Reorganization between the Debtors and Yucaipa American Alliance Fund I, LP and Yucaipa American Alliance (Parallel) Fund I, LP, which was filed with the Bankruptcy Court in February 2007, as amended, modified and supplemented from time to time in accordance with the terms thereof.
          “Subsidiary” shall mean, with respect to any Person, any other Person of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of such Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

          “Subsidiary Guarantors” shall have the meaning set forth in the preamble.
          “Tax” shall mean any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which such Person is organized or in which such Person’s applicable principal office is located or in which such Person is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of such Person.
          “Title Vehicles” shall mean motor vehicles, tractors, trailers and other like property of which title thereto is governed by a certificate of title or similar instrument.
          “Transfer Taxes” shall have the meaning provided in the Purchase Agreement.
          “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York or, when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.
          “United States” shall mean the United States of America.
     1.2 Definitions; Interpretation. All capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the UCC. References to “Sections,” “Exhibits” and “Schedules” shall be to Sections, Exhibits and Schedules, as the case may be, of this Agreement unless otherwise specifically provided. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.
SECTION 2. LOAN PROVISIONS.
     2.1 Loan Mechanics.
          (a) Loan Commitments. Subject to the terms and conditions hereof, during the Available Funding Period, Lender agrees to make loans to Borrower in an aggregate amount up to but not exceeding the Maximum Loan Amount. Any amount borrowed under this Section 2.1 (a) and subsequently repaid or prepaid may not be reborrowed. All amounts owed hereunder with respect to the loans made pursuant to the Promissory Notes shall be paid in full no later than the Maturity Date.
          (b) Borrowing Mechanics for Loans.
                    (i) Whenever Borrower desires that Lender make a Loan, Borrower shall deliver to Lender a fully executed and delivered Funding Notice no later than 11:00 a.m. (New York City time) at least three Business Day in advance of the proposed Advance Date.
                    (ii) Upon satisfaction or waiver of the conditions precedent specified herein, Lender shall make the proceeds of the requested loans available to Borrower on the applicable Advance Date by either (x) crediting such amount against the purchase price to be paid under and pursuant to the Purchase Agreement (for loans made in connection with purchases of Purchased Title Vehicles or (y) causing an amount of same day funds in Dollars equal to the proceeds of such loan to be credited to the account of Borrower at to the account as may be designated in writing to Lender by Borrower.
     2.2 Use of Proceeds. Promissory Notes shall only be issued (i) in payment of the purchase price for Equipment Purchases and related Transfer Taxes, registration fees and any other out-of-pocket fees, costs or expenses incurred, by Lender or its Affiliates in connection with the Equipment Purchases and the Loan Documents and (ii) for proceeds which are applied to finance expenses incurred by Borrower and Holdings for Initial Repair Costs.
     2.3 Conversion to Equity. Upon the effective date of and pursuant to an Approved Plan, the principal and interest due and owing under the Notes (including, without limitation, any interest which has been added to principal pursuant to the Notes) and all other Obligations owing under the Loan Documents shall, at the option of the either Holdings or Lender, in each case in its sole and absolute discretion, be converted into voting Equity Interests of Holdings, which option must be exercised by giving Holdings or Lender, as applicable, written notice within ten(10) days after the entry by the Bankruptcy Court of an order confirming such Approved Plan. If the conversion right is exercised, then the Obligations shall be exchanged into a percentage of the total outstanding voting Equity Interests of Holdings after giving effect to consummation of the Approved Plan, with the percentage of shares to be issued to Lender to be calculated as follows: 100 percent multiplied by a fraction, (i) the numerator of which equals the total amount of the Obligations as of the Plan Effective Date and (ii) the denominator of which equals (a) Two Hundred Eighty-Five Million Dollars ($285,000,000) minus (b) the principal amount of Indebtedness (other than the Obligations) of Holdings and its Subsidiaries net of cash on hand outstanding on the Plan Effective Date after giving effect to consummation of the Approved Plan.
SECTION 3. CONDITIONS TO FUNDING.
     3.1 Conditions to Initial Funding. The obligation of Lender to make fund the Initial Promissory Note on the Closing Date is subject to the satisfaction or waiver of the following conditions on or before the Closing Date:
          (a) Credit Documents. Lender shall have received a copy of each Loan Document originally executed and delivered by each applicable Loan Party.

          (b) Court Order. The Bankruptcy Court shall have entered the Interim Approval Order, which shall be certified by the Clerk of the Bankruptcy Court as having been duly entered, and the Interim Approval Order shall be in full force and effect, shall not be subject to a motion for reconsideration and shall not have been vacated, reversed, modified, amended or stayed without the written consent of Lenders and, if the Interim Approval Order is the subject of a pending appeal or motion for reconsideration in any respect, neither the making of the loans pursuant to the Promissory Notes nor the performance by the Loan Parties of their respective obligations under the Loan Documents shall be the subject of a presently effective stay pending appeal. The Loan Parties shall have complied in full with the notice and all other requirements as provided for under the Interim Approval Order. The Canadian Court shall have entered the Canadian Interim Approval Order, which shall be certified by the Clerk of the Canadian Court as having been duly entered, and the Canadian Interim Approval Order shall be in full force and effect, shall not be subject to a motion for reconsideration and shall not have been vacated, reversed, modified, amended or stayed without the written consent of Lender and, if the Canadian Interim Approval Order is the subject of a pending appeal or motion for reconsideration in any respect, neither the making of the loans pursuant to the Promissory Notes nor the performance by the Loan Parties of their respective obligations under the Loan Documents shall be the subject of a presently effective stay pending appeal.
          (c) Organizational Documents; Incumbency. Lender shall have received (i) copies of each Organizational Document executed and delivered by each Loan Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; provided that the resolutions for each Loan Party other than Borrower, Holdings, and Allied Systems (Canada) Company shall be delivered within 30 days following the Closing Date; (iv) a good standing certificate or equivalent from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date; and (v) such other documents as Lender may reasonably request.
          (d) Governmental Authorizations and Consents. Each Loan Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents to occur on or before the Closing Date and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Lender.
          (e) Personal Property Collateral. In order to create in favor of Lender a valid, perfected security interest in the Collateral, the Loan Parties shall have delivered to Lender:
          (i) evidence reasonably satisfactory to Lender that Lender will have a first priority perfected security interest in the Collateral and of the filing or publishing of

UCC and Canadian PPSA financing statements and other evidence of registration or publication; and
          (ii) a list setting forth the vehicle identification numbers for each Purchased Title Vehicle as of the Closing Date.
          (f) Evidence of Insurance. Lender shall have received a certificate from Borrower’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 6.2(c) is in full force and effect, together with endorsements naming Lender, as additional insured and loss payee thereunder to the extent required under Section 6.2(c).
          (g) Closing Date Certificate. Borrower shall have delivered to Lender an originally executed closing certificate certifying that the conditions set forth in this Section 3.1 have been satisfied.
          (h) No Litigation. There shall not exist any action, suit, investigation, litigation, proceeding, hearing (other than the Cases) or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Lender, singly or in the aggregate, materially impairs the transactions contemplated by the Loan Documents, or that could reasonably be expected to have a Material Adverse Effect.
     3.2 Conditions to Each Funding. The obligation of Lender to make any loan on any Advance Date pursuant to a Promissory Note, including the Initial Promissory Note, is subject to the satisfaction or waiver of the following conditions precedent:
          (a) Funding Notice. Lender shall have received a fully executed and delivered Funding Notice.
          (b) Amount. After making the loan requested on such Advance Date, the aggregate principal amount of all outstanding Promissory Notes shall not exceed the Maximum Loan Amount.
          (c) Representations and Warranties. As of such Advance Date, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of such Advance Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.
          (d) No Default. As of such Advance Date, no event shall have occurred and be continuing or would result from the consummation of the loan to be made that would constitute an Event of Default or a Default.
          (e) Executed Promissory Note. Lender shall have received an original of a fully executed Promissory Note in the principal amount of the loan being requested.

          (f) Event Specific Conditions.
          (i) For each funding of a loan as the payment price for a purchase of additional Purchased Title Vehicles, Lender shall have received an Equipment Schedule with respect to such purchase, such Equipment Schedule to be delivered pursuant to the provisions of the Purchase Agreement.
          (ii) For each funding of a loan for the purpose of financing Initial Repair Costs, Transfer Taxes, registration fees and any other out-of-pocket fees, costs or expenses incurred, by Lender or its Affiliates in connection with the Equipment Purchases and the Loan Documents, such Promissory Notes shall be issued in accordance with the provisions of Section 7.5 of the Purchase Agreement.
SECTION 4. GRANT OF SECURITY.
     4.1 Grant of Security. Each Loan Party hereby grants to Lender a security interest in and continuing lien on all of such Loan Party’s right, title and interest in, to and under the following property of such Loan Party, whether now owned or existing or hereafter acquired or arising and wherever located (all of which being hereinafter collectively referred to as the “Collateral”):
          (i) all Title Vehicles purchased pursuant to the Purchase and Sale Agreements, including those Title Vehicles set forth on Schedule 4.1 (collectively, the “Purchased Title Vehicles”);
          (ii) all Collateral Records (including certificates of title) relating exclusively to the Purchased Title Vehicles; and
          (iii) to the extent not otherwise included above, all Proceeds and accessions of or in respect of any Collateral.
SECTION 5. SECURITY FOR OBLIGATIONS; BORROWER REMAINS LIABLE.
     5.1 Security for Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Obligations of the Loan Parties (the “Secured Obligations”).
     5.2 Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (i) each Loan Party shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to Lender, (ii) each Loan Party shall remain liable under each of the agreements included in the Collateral to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof, and Lender shall not have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto, nor shall Lender have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, and (iii) the exercise by Lender of any of its rights hereunder shall not release any Loan Party from any of its duties or obligations under the contracts and agreements included in the Collateral.
SECTION 6. REPRESENTATIONS AND WARRANTIES AND COVENANTS.
     6.1 Representations and Warranties. Each Loan Party hereby represents and warrants, on each Advance Date, that:
          (a) Corporate Existence. Such Loan Party and each of its Subsidiaries (other than Inactive Subsidiaries) (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 6.1(a), (ii) subject to the entry of the Approval Order by the Bankruptcy Court and the Canadian Approval Order the Canadian Court has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement and the other Loan Documents to which such Loan Party is a party and to carry out the transactions contemplated thereby, and (ii) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.
          (b) Due Authorization. Upon the entry of the Approval Order by the Bankruptcy Court and the Canadian Approval Order by the Canadian Court, the execution, delivery and performance of this Agreement and the other Loan Documents have been duly authorized by all necessary action on the part of such Loan Party.
          (c) No Conflict. Subject to entry of the Approval Order by the Bankruptcy Court and the Canadian Approval Order by the Canadian Court, the execution, delivery and performance by such Loan Party of this Agreement and the other Loan Documents to which such Loan Party is a party, the consummation of the Plan, and the consummation of the transactions contemplated by this Agreement do not and will not (i) violate (x) any provision of any law or any governmental rule or regulation applicable to such Loan Party or any of its Subsidiaries, (y) any of the Organizational Documents of such Loan Party, or (z) any order, judgment or decree of any court or other agency of government binding on such Loan Party or any of its Subsidiaries; (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of such Loan Party or any of its Subsidiaries except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Loan Party or any of its Subsidiaries (other than any Liens created under this Agreement in favor of Lender); or (iv) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of such Loan Party or any of its Subsidiaries, except for (x) such approvals or consents which will be obtained on or before the Closing Date, and (y) any such approvals or consents the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.

          (d) No Government Action. Upon the entry of the Approval Order by the Bankruptcy Court and the Canadian Approval Order by the Canadian Court, the execution, delivery and performance by such Loan Party of this Agreement and the other Loan Documents to which such Loan Party is a party, the consummation of the Plan, and the consummation of the transactions contemplated by this Agreement do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except (i) as required by the Approval Order or the Canadian Approval Order or as otherwise set forth in the Plan, (ii) in the case of consummation of the Plan, as required by the Bankruptcy Code, (iii) for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Lender for filing and/or recordation and (iv) any registration, consent, approval, notice or action to the extent that the failure to undertake or obtain such registration, consent, approval, notice or action could not reasonably be expected to have a Material Adverse Effect.
          (e) Valid and Binding. This Agreement and the other Loan Documents to which such Loan Party is a party have been duly executed and delivered by such Loan Party and, subject to the entry of the Approval Order by the Bankruptcy Court and the Canadian Approval Order by the Canadian Court, are the legally valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
          (f) No Material Adverse Effect. Since December 31, 2005, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, other than (i) as described in the Disclosure Statement, (ii) the commencement of the Cases and the events typically resulting from the commencement of the Cases, and (iii) such events, circumstances or changes that have been publicly disclosed by such Loan Party or its Subsidiaries.
          (g) Taxes. Except as otherwise permitted under Section 6.2(b), all federal income and all other material Tax returns and reports of such Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such Tax returns to be due and payable and all other material assessments, fees and other governmental charges upon such Loan Party and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Such Loan Party knows of no proposed Tax assessment against such Loan Party or any of its Subsidiaries which is not being actively contested by such Loan Party or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, as shall be required in conformity with GAAP shall have been made or provided therefor.
          (h) Contractual Obligations. Neither such Loan Party nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations other than as a result of the filing of the Cases (and any payment default directly related to such filing), and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

          (i) Compliance with Law. Each of such Loan Party and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          (j) Purchased Title Vehicles. Such Loan Party owns the Purchased Title Vehicles purported to be owned by it or otherwise has the rights it purports to have in the Purchased Title Vehicles and, as to all Purchased Title Vehicles whether now existing or hereafter acquired, will continue to own or have such rights in each Purchased Title Vehicle, in each case free and clear of any and all Liens, rights or claims of all other Persons, other than Permitted Encumbrances.
          (k) Location of Collateral. All of the Purchased Title Vehicles (excluding Purchased Title Vehicles being repaired in a third-party location in the ordinary course of business) are garaged at and/or operated out of the locations specified in Schedule 6.1(k) (as such schedule may be amended or supplemented from time to time).
          (1) Corporate Information. Such Loan Party has indicated on Schedule 6.1 (a) (as such schedule may be amended or supplemented from time to time): (i) the type of organization of such Loan Party, (ii) the jurisdiction of organization of such Loan Party, (iii) such Loan Party’s organizational identification number and (iv) the jurisdiction where the chief executive office of such Loan Party is located.
          (m) Legal Names. The full legal name of such Loan Party is as set forth on Schedule 6.1 (a) and since July 31, 2005 such Loan Party has not done, and does not do, business under any other name (including any trade name or fictitious business name) except for those names set forth on Schedule 6.1(b) (as such schedule may be amended or supplemented from time to time).
          (n) Corporate Structure. Except as provided on Schedule 6.1(c), such Loan Party has not changed its name, jurisdiction of organization or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) since July 31, 2005.
          (o) Perfection of Lien. Upon (i) the filing of all UCC financing statements naming such Loan Party as “debtor” and Lender as “secured party” and describing the Collateral in the filing offices set forth opposite such Loan Party’s name on Schedule 6.1 (d) hereof (as such schedule may be amended or supplemented from time to time) and other filings delivered by Borrower, and (ii) notation of Lender’s first priority lien on motor vehicle certificates of title with respect to any Purchased Title Vehicle, the security interests granted to Lender hereunder constitute valid and perfected first priority Liens on all of the Collateral.
          (p) Filings. All actions and consents, including all filings, notices, registrations and recordings necessary or desirable for the exercise by Lender of remedies in respect of the Collateral have been made or obtained, except to the extent that the period of time to have Lender’s Lien noted on the motor vehicle certificates of title with respect to any Purchased Title Vehicle pursuant to Section 6.2(q) has not yet passed.

          (q) Financing Statements. Other than the financing statements filed in favor of Lender, no effective UCC financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office except for financing statements for which proper termination statements have been filed or authorized for filing.
          (r) Authorization. Other than the Approval Order and the Canadian Approval Order, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for either (i) the pledge or grant by such Loan Party of the Liens purported to be created in favor of Lender hereunder or (ii) the exercise by Lender of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except for the filings and registrations contemplated by clause (o) above.
          (s) Information. All information supplied by such Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.
          (t) Secured, Super-Priority Obligations. On and after the Closing Date and until the Plan Effective Date:
          (i) The provisions of the Loan Documents, the Approval Order and the Canadian Approval Order are effective to create in favor of Lender, legal, valid and perfected Liens on and security interests in all right, title and interest in the Collateral, having the priority provided for herein and in the Approval Order and the Canadian Approval Order and enforceable against the Loan Parties.
          (ii) Pursuant to subclauses (2) and (3) of clause (c) of Section 364 of the Bankruptcy Code, the Interim Approval Order, the Final Approval Order, the Canadian Interim Approval Order and the Canadian Final Approval Order, all Obligations are secured by a first priority perfected Lien on the Collateral, subject only to (x) valid, perfected, nonavoidable and enforceable Liens existing as of the Petition Date as set forth on Schedule 6.1(t) hereto, and (y) the extent such post-petition perfection is expressly permitted by Bankruptcy Code, valid, nonavoidable and enforeceable Liens existing as of the Petition Date, but perfected after the Petition Date as set forth on Schedule 6.l(t).
          (iii) Pursuant to clause (c)(l) of Section 364 of the Bankruptcy Code, the Interim Approval Order, the Final Approval Order, the Canadian Interim Approval Order and the Canadian Final Approval Order, all Obligations and all other obligations of the Loan Parties under the Loan Documents at all times shall constitute allowed super-priority administrative expense claims in the Cases having priority over all administrative expenses of the kind specified in clause (b) of Section 503 or clause (b) of Section 507 of the Bankruptcy Code. Such super-priority administrative expense claims shall be subject and subordinate to the super-priority administrative expense claims of the Agent and the Lenders (each as defined in the Existing Credit Agreement) under and pursuant to the

Existing Credit Agreement and the other Credit Documents (as defined in the Existing Credit Agreement).
          (iv) the Interim Approval Order, the Final Approval Order, the Canadian Interim Approval Order, the Canadian Final Approval Order and the transactions contemplated hereby and thereby, are in full force and effect and have not been vacated, reversed, modified, amended or stayed without the prior written consent of Lender.
6.2 Covenants and Agreements. Each Loan Party hereby covenants and agrees that:
          (a) Corporate Existence. Except as otherwise permitted under Section 6.8 of the Existing Credit Agreement, each Loan Party will, and will cause each of its Subsidiaries (other than Inactive Subsidiaries) to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, neither any such Loan Party (other than Borrower with respect to existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if an Executive Officer of such Loan Party shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lender.
          (b) Taxes. Such Loan Party will, and will cause each of its Subsidiaries to, pay promptly when due all federal and state and provincial income Taxes and property and other Taxes, assessments and governmental charges or levies imposed upon it, and all claims (including claims for labor, materials and supplies) against, the Collateral; provided, no such Tax or claim need be paid if it is subject to the automatic stay in connection with the Cases or is otherwise being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor, and (ii) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.
          (c) Insurance. Borrower shall maintain at all times on the Purchased Title Vehicles, at its expense, all-risk physical damage insurance and comprehensive general and/or automobile (as appropriate) liability insurance (covering bodily injury and property damage exposures) in such amounts, against such risks, in such form and with such insurers as shall be satisfactory to Lender; provided, that the amount of all-risk physical damage insurance shall not be less than the Fair Market Value of such Purchased Title Vehicle. Each physical damage insurance policy will name Lender as loss payee with respect to each Purchased Title Vehicle. Each liability insurance policy will name Lender as additional insured. In no event shall Lender be responsible for premiums, warranties or representations to any insurer or any agent thereof. Borrower shall furnish to Lender a certificate or other evidence reasonably satisfactory to Lender that such insurance coverage is in effect, but Lender shall be under no duty to ascertain the existence or adequacy of such insurance. Borrower shall be liable for all deductible portions of all required insurance. Lender may, at its own expense, for its own benefit, purchase insurance in excess of that required under this Agreement. Physical damage insurance proceeds shall be applied as set forth in Section 6.2(d).

          (d) Risk of Loss. Borrower agrees to assume and bear the entire risk of any partial or complete loss with respect to the Purchased Title Vehicles from any and every cause whatsoever including theft, loss, damage, destruction or governmental taking, whether or not such loss is covered by insurance or caused by any default or neglect of Borrower. Borrower agrees to give Lender prompt notice of any damage to or loss of any Purchased Title Vehicle. All physical damage insurance proceeds shall be payable directly to Lender. If any Purchased Title Vehicle is lost, destroyed, damaged beyond repair, or taken by governmental action, Borrower shall pay to Lender within thirty (30) days following such loss or taking the Market Value for such Purchased Title Vehicle and any other amounts then due and owing hereunder with respect to such Purchased Title Vehicle. Following payment of the Market Value for any Purchased Title Vehicle, and if no Event of Default has occurred and remains continuing, Lender will then:
          (i) transfer to Borrower Lender’s rights to such Purchased Title Vehicle “as-is, where-is and with all defects,” without recourse and without representation or warranty, express or implied, other than a warranty that the Title Vehicle is free and clear of any liens created by Lender; and
          (ii) remit to Borrower any physical damage insurance proceeds arising out of such loss up to the amount of the Fair Market Value of the Purchased Title Vehicle on the date of loss.
Lender shall determine in the exercise of its reasonable judgment whether the Purchased Title Vehicle is damaged beyond repair. In the event of damage or loss, which does not result in damage beyond repair or a total loss of the Purchased Title Vehicle or any item thereof, Borrower shall cause the affected Purchased Title Vehicle to be restored to the condition required by the terms of this Agreement. Upon completion of such repair and after supplying Lender with satisfactory evidence thereof (and provided no Event of Default has occurred and remains continuing), Borrower shall be entitled to receive any insurance proceeds or other recovery to which Lender would otherwise be entitled in connection with such loss up to the amount expended by Borrower in making the repair.
Lender shall not be obligated to undertake by litigation or otherwise the collection of any claim against any person for loss of, damage to, or governmental taking of the Purchased Title Vehicles, but Lender will cooperate with Borrower at Borrower’s sole cost and expense to pursue such claims.
          (e) Compliance with Law. Such Loan Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (f) Final Approval Order. Holdings and Borrower shall use their commercially reasonable efforts to ensure that the Final Approval Order with respect to the Interim Approval Order is entered by the Bankruptcy Court no later than April 25, 2007.

          (g) Canadian Final Approval Order. Holdings and Borrower shall use their commercially reasonable efforts to ensure that the Canadian Final Approval Order is entered by the Canadian Court no later than April 27, 2007.
          (h)  Liens on Collateral. Except for the security interest created by this Agreement, such Loan Party shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, except Permitted Encumbrances, and such Loan Party shall defend the Collateral against all Persons at any time claiming any other interest therein.
          (i) Use of Collateral. Such Loan Party shall not produce, use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or any applicable statute, regulation or ordinance, except to the extent that any such violation could either individually or in the aggregate reasonably be expected to have a Material Adverse Effect, or any policy of insurance covering the Collateral.
          (j) Change in Corporate Structure. Such Loan Party shall not change such Loan Party’s name, identity, corporate structure (e.g., by merger, consolidation, change in corporate form or otherwise), chief executive office, type of organization or jurisdiction of organization or establish any trade names unless such Loan Party shall have (a) notified Lender in writing, by executing and delivering to Lender a completed Pledge Supplement, substantially in the form of Exhibit B attached hereto, together with all Supplements to Schedules thereto, at least thirty (30) days prior to any such change or establishment, identifying such new proposed name, identity, corporate structure, chief executive office, jurisdiction of organization or trade name and providing such other information in connection therewith as Lender may reasonably request and (b) taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of Lender’s security interest in the Collateral intended to be granted and agreed to hereby.
          (k) Rights in Collateral. Such Loan Party shall not take or permit any action which could materially impair Lender’s rights in the Collateral except as otherwise permitted under this Agreement.
          (1) Transfer of Collateral. Such Loan Party shall not sell, transfer or assign (by operation of law or otherwise) any Collateral except the Collateral or any portion thereof may be transferred (i) to the Borrower or any Guarantor and (ii) as otherwise permitted pursuant to this Agreement.
          (m) Registration, Licensing and Titling. Such Loan Party shall in the ordinary course of business be responsible for proper registration, licensing, and titling of the Purchased Title Vehicles. Such Loan Party shall pay or cause to be paid all registration fees, title fees, licensing fees, traffic summonses, penalties, judgments and fines incurred with respect to any Purchased Title Vehicle.
          (n) Repairs. Such Loan Party shall perform or cause to be performed, and shall pay for any costs for all maintenance and repairs of the Purchased Title Vehicles, and shall keep all of the Purchased Title Vehicles in good working order and condition.

          (o) Location. Such Loan Party shall garage the Purchased Title Vehicles at or operate the Purchased Title Vehicles out of the location specified on Schedule 6.1(k) (as such schedule may be amended or supplemented from time to time) unless it shall have (i) notified Lender in writing, by executing and delivering to Lender a completed Pledge Supplement, substantially in the form of Exhibit B attached hereto, together with all Supplements to Schedules thereto promptly after any change in locations, identifying such new locations and providing such other information in connection therewith as Lender may reasonably request and (ii) taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of Lender’s security interest in the Collateral intended to be granted and agreed to hereby, or to enable Lender to exercise and enforce its rights and remedies hereunder, with respect to such Purchased Title Vehicles.
          (p) Records. Such Loan Party shall keep correct and accurate records of the Purchased Title Vehicles, as is customarily maintained under similar circumstances by Persons of established reputation engaged in similar business, and in any event in conformity with GAAP.
          (q) Record Title. With respect the Purchased Title Vehicles, if any such Purchased Title Vehicle is covered by a certificate of title under a statute of any jurisdiction under the law of which indication of a security interest on such certificate is required as a condition of perfection thereof, such Loan Party shall (i) promptly, and in any event within fifteen calendar days after the acquisition of any such Purchased Title Vehicle, execute and file with the registrar of motor vehicles or other appropriate authority in such jurisdiction an application or other document requesting the notation or other indication of the security interest created hereunder on such certificate of title, and (ii) within five Business Days after such filing, deliver to Lender copies of all such applications or other documents filed.
          (r) Exclusivity. The Debtors covenant that, subject to their rights under Section 12(c) of the Stipulation Regarding Continued Exclusivity, they will use best efforts to preserve their exclusivity under Section 1121 of the Bankruptcy Code, including taking all actions that are commercially reasonable to object to any motion, application or other effort to terminate such exclusivity.
          (s) Delivery of Information to Participants. From and after the date that Borrower receives notice (which notice shall include a mailing address for the applicable Participant) that any Person has become a participant with respect to the Promissory Notes or any of the other Obligations (any such person, a “Participant” and all such Persons, the “Participants”) and until Borrower has received notice that such Person is no longer a Participant, such Loan Party shall provide to such Participant a copy of each certificate, notice, request, report and financial statement that such Loan Party is required to deliver to Lender hereunder.
          (t) Other Information. Such Loan Party shall provide any information reasonably requested by Lender with respect to the Collateral.

SECTION 7. ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES
     7.1 Access; Right of Inspection. Lender shall at all times upon reasonable notice and at reasonable times during normal business hours (except after the occurrence and during the continuation of an Event of Default) have full and free access during normal business hours to all the books, correspondence and records of the Loan Parties, and Lender and its representatives may examine the same, take extracts therefrom and make photocopies thereof, and the Loan Parties agree to render to Agent, at the Loan Parties’ cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. Upon reasonable notice and at reasonable times during normal business hours (except after the occurrence and during the continuation of an Event of Default) Lender and its representatives shall at all times also have the right to enter any premises of the Loan Parties and inspect any property of the Loan Parties where any of the Collateral of the Loan Parties granted pursuant to this Agreement is located for the purpose of inspecting the same, observing its use or otherwise protecting its interests therein.
     7.2 Further Assurances.
          (a) The Loan Parties agree that from time to time, at the expense of the Loan Parties, that the Loan Parties shall promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that Lender may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted hereby or to enable Lender to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Loan Parties shall:
          (i) file such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary or desirable, or as Lender may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby; and
          (ii) at Lender’s request, appear in and defend any action or proceeding that may affect the Loan Parties’ title to or Lender’s security interest in all or any part of the Collateral.
          (b) Each Loan Party hereby authorizes Lender to file a Record or Records, including, without limitation, financing or continuation statements, and amendments thereto, in any jurisdictions and with any filing offices as Lender may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted to Lender herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as Lender may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to Lender herein.
SECTION 8. LENDER APPOINTED ATTORNEY-IN-FACT.
     8.1 Power of Attorney. Each Loan Party hereby irrevocably appoints Lender (such appointment being coupled with an interest) as such Loan Party’s attorney-in-fact, with full authority in the place and stead of such Loan Party and in the name of such Loan Party, Lender or otherwise, from time to time in Lender’s discretion to take any action and to execute any instrument that Lender may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, the following:
          (a) upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Loan Party or paid to Lender pursuant to this Agreement;
          (b) upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;
          (c) upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;
          (d) upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that Lender may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Lender with respect to any of the Collateral;
          (e) to prepare and file any UCC financing statements against such Loan Party as debtor;
          (f) upon the occurrence and during the continuance of any Event of Default, to execute any form required by any Secretary of State to permit Lender to act on behalf of such Loan Party in transferring title and registration of the Purchased Title Vehicles; and
          (g) upon the occurrence and during the continuance of any Default, such Loan Party to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge Taxes or Liens (other than Permitted Encumbrances) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Lender in its sole discretion, any such payments made by Lender to become obligations of such Loan Party to Lender, due and payable immediately without demand.
     8.2 No Duty on the Part of Lender. The powers conferred on Lender hereunder are solely to protect the interests of Lender in the Collateral, and shall not impose any duty upon Lender to exercise any such powers. Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Loan Parties for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

SECTION 9. REMEDIES.
     9.1 Events of Default.
          (a) Events of Default. If any one or more of the following conditions or events (each an “Event of Default”) shall occur:
          (i) Failure by the Loan Parties to pay (i) when due any installment of principal of or interest on any Promissory Note, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any fee or any other amount due hereunder within thirty days after the date due; or
          (ii) (i) Failure of any Loan Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than (x) Indebtedness referred to in Section 9.1(a)(i) and (y) during the pendency of the Cases, Indebtedness incurred prior to the commencement of the Cases) with an aggregate principal amount of $7,500,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Loan Party with respect to any other material term of (1) one or more items of Indebtedness in the aggregate principal amount referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or
          (iii) Failure of any Loan Party to perform or comply with any term or condition contained in Section 6.2(c), (d), (1), or (q); or
          (iv) Any representation, warranty, certification or other statement made or deemed made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or
          (v) Any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Section 9.1 (a), and such default shall not have been remedied or waived within thirty days after the earlier of (i) an Authorized Officer of such Loan Party becoming aware of such default or (ii) receipt by any Loan Party of notice from Lender of such default; or
          (vi) Other than the Cases, (i) a court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries (other than any Inactive Subsidiary) in an involuntary case or application under the Bankruptcy Code, Canadian Insolvency Law or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, state, or provincial law; or

(ii) an involuntary case or application shall be commenced against Holdings or any of its Subsidiaries (other than any Inactive Subsidiary) under the Bankruptcy Code, Canadian Insolvency Law or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, receiver-manager, interim receiver, monitor, administrator, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of a receiver, receiver-manager, interim receiver, monitor, administrator, liquidator, sequestrator, trustee, or other custodian of Holdings or any of its Subsidiaries (other than any Inactive Subsidiary) for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries (other than any Inactive Subsidiary), and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or
          (vii) Other than the Cases, (i) Holdings or any of its Subsidiaries (other than any Inactive Subsidiary) shall have an order for relief entered with respect to it or shall commence a voluntary case or application under the Bankruptcy Code, Canadian Insolvency Law or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, including, without limitation, filing a notice of intention to make a proposal pursuant to the BIA or shall consent to the entry of an order for relief in an involuntary case or application, or to the conversion of an involuntary case or application to a voluntary case or application, under any such law, or shall consent to the appointment of or taking possession by a receiver, receiver-manager, interim receiver, monitor, administrator, liquidator, sequestrator, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Subsidiaries (other than any Inactive Subsidiary) shall make any assignment for the benefit of creditors; or (ii) Holdings or any of its Subsidiaries (other than any Inactive Subsidiary) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Holdings or any of its Subsidiaries (other than any Inactive Subsidiary) (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or
          (viii) Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $7,500,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Holdings or any of its Subsidiaries or any of their respective assets (other than the allowance of claims in the Cases) and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or
          (ix) Any order, judgment or decree shall be entered against any Loan Party decreeing the winding up, dissolution or split up of such Loan Party and such order shall remain undischarged or unstayed for a period in excess of thirty days; or

          (x) A Change of Control shall occur; or
          (xi) At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Loan Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Lender shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by this Agreement with the priority required by this Agreement, in each case for any reason other than the failure of Lender to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lender, under any Loan Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Loan Documents; or
          (xii) any Case shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code, or any Loan Party shall file any pleading requesting dismissal or there shall be filed a motion or other pleading seeking the termination of any of the proceedings pursuant to section 18.6 of the CCAA in respect of any of the Canadian Loan Parties; or a motion, any plan of reorganization or disclosure statement shall be filed by any Loan Party or any other action shall be taken by any Loan Party in any of the Cases, for the approval of (i) additional financing under Section 364(c) or (d) of the Bankruptcy Code not otherwise permitted pursuant to this Agreement or (ii) the granting of any Lien (other than Permitted Encumbrances or Liens expressly permitted in the Interim Approval Order, the Final Approval Order, the Canadian Interim Approval Order or the Canadian Final Approval Order) upon or affecting any Collateral which are pari passu or senior to the Liens on the Collateral in favor of Lender, or (iii) any other action or actions adverse to Lender’s interests under any Loan Document or its rights and remedies hereunder or its interest in the Collateral; or
          (xiii) the Bankruptcy Court shall enter an order in any of the Cases granting (i) any other claim having priority senior to or pari passu with the claims of Lender under the Loan Documents or any other claim having priority over any or all administrative expenses of the kind specified in clause (b) of Section 503 or clause (b) of Section 507 of the Bankruptcy Code or (ii) any Lien on the Collateral having a priority senior to or pari passu with the Liens and security interests granted herein, except (x) as expressly provided herein, in the Interim Approval Order, the Final Approval Order, the Canadian Interim Approval Order or the Canadian Final Approval Order and (y) any such order required under the Existing Credit Agreement as in effect on the date hereof; or
          (xiv) any Loan Party shall pay any prepetition Claim without the consent of Lender unless otherwise permitted pursuant to Section 6.17 of the Existing Credit Agreement; or

          (xv) the Bankruptcy Court or Canadian Court shall enter an order granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code or the Canadian Stay Order to any holder of any security interest to permit foreclosure on any assets having a book value in excess of $1,000,000 in the aggregate; or
          (xvi) (i) any Loan Party shall fail to comply with the terms of the Interim Approval Order, the Final Approval Order, the Canadian Interim Approval Order or the Canadian Final Approval Order in any material respect, (ii) the Interim Approval Order, the Final Approval Order, the Canadian Interim Approval Order or the Canadian Final Approval Order shall be amended, supplemented, stayed, reversed, vacated or otherwise modified in any respect adverse to Lender without the written consent of Lender, or (iii) any Loan Party shall file a motion for reconsideration with respect to the Interim Approval Order, the Final Approval Order, the Canadian Interim Approval Order or the Canadian Final Approval Order; or
          (xvii) the Bankruptcy Court shall enter an order appointing a trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code, or a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in subclauses (3) and (4) of clause (a) of Section 1106 of the Bankruptcy Code) under clause (b) of Section 1106 of the Bankruptcy Code in the Cases; or, in Canada, the appointment of a receiver, receiver-manager, interim receiver or trustee in bankruptcy in respect of any Loan Party; or
          (xviii) either (x) a plan of reorganization (other than the Approved Plan and a plan of reorganization filed in connection with the exercise by the Debtor of its rights under Section 12(c) of the Stipulation Regarding Continued Exclusivity) is filed by any Debtor or (y) a plan of reorganization (other than the Approved Plan) is confirmed and, with respect to any plan of reorganization described in subclause (x) or (y), both (i) the treatment of the Lender and all Affiliates of the Lender in such plan of reorganization is not approved by Lender and all Affiliates of the Lender in their sole and absolute discretion and (ii) such plan of reorganization does not provide for the payment in full in cash of the Obligations on or prior to the date of consummation thereof; or
          (xix) the Loan Parties or any of their Subsidiaries shall seek to, or shall support (in any such case by way of any motion or other pleading filed with the Bankruptcy Court or the Canadian Court or any other writing to another party-in-interest executed by or on behalf of the Loan Parties or any of their Subsidiaries) any other Person’s motion to, disallow in whole or in part the Lenders’ claim in respect of the Obligations or to challenge the validity and enforceability of the Liens in favor of Lender; or
          (xx) for any reason, the Debtors shall withdraw their support for the plan of reorganization filed with the Bankruptcy Court on March 2, 2007 (as such plan or reorganization shall be modified in a manner acceptable to Lender and its Affiliates) except as permitted pursuant to paragraph 12(c) of the Stipulation Regarding Continued Exclusivity;

          (xxi) the Final Approval Order is not entered by the Bankruptcy Court on or before the expiration of the Interim Approval Order;
          (xxii) the Canadian Interim Approval Order is not entered by the Canadian Court on or before April 10, 2007;
          (xxiii) the Canadian Final Approval Order is not entered by the Canadian Court on or before the expiration of the Canadian Interim Approval Order.
          (b) Repurchase Option
          (i) Lender shall have the option (the “Repurchase Option”), exercisable by Lender at any time if (x) an Event of Default has occurred and is continuing; or (y) a plan or reorganization (other than the Approved Plan) has been filed and the treatment of the Lender and all Affiliates of Lender in such plan of reorganization is not approved by Lender and all of its Affiliates in their sole and absolute discretion; or (z) the Debtors have exercised their right under and pursuant to paragraph 12(c) of the Stipulations Regarding Continued Exclusivity to withdraw their support of the “Plan” (as such term is defined in the Stipulation Regarding Continued Exclusivity), to repurchase all or any portion of the Purchased Title Vehicles in accordance with the payment provisions set forth in Section 9.1(b)(ii) below. The Repurchase Option shall be exercisable by Lender, without any further court approval of any kind (including no need for any relief from stay), by five Business Days written notice (a “Repurchase Notice”) to Borrower (A) identifying the Purchased Title Vehicles with respect to which Lender has elected to exercise the Repurchase Option (the “Repurchased Vehicles”) and (B) specifying the time(s) and date(s) (a “Delivery Date”) and location(s) (a “Delivery Location”) for the delivery to Lender or its designee of the Repurchased Vehicles; provided, however, that no Delivery Date shall be less than ten (10) days, nor more than ninety (90) days, following the date on which Lender has delivered the applicable Repurchase Notice to Borrower.
          (ii) The purchase price to be paid by Lender with respect to any Repurchased Vehicle shall be an amount equal to the “Purchase Price” for such Repurchased Title Vehicle, as set forth, in the appropriate Equipment Schedule together with a pro rata portion of the out-of-pocket expenses of Lender set forth on such Equipment Schedule plus the amount of the Initial Repair Costs for such Repurchased Vehicle (such amounts, collectively, the “Repurchase Price”). Lender shall pay the purchase price by surrendering to Borrower for cancellation one or more Promissory Notes in a principal amount equal to the Repurchase Price, and if the principal amount of the Promissory Notes so surrendered for any purchase of Repurchased Vehicles is greater than the aggregate Repurchase Price for such Repurchased Vehicles, Borrower shall deliver to Lender an originally executed Promissory Note, in substantially the form of the Initial Promissory Note, issued by Borrower in favor of Lender, for a principal amount equal to the principal amount of the Promissory Notes surrendered minus the Repurchase Price for the Repurchased Vehicles.

          (iii) Borrower shall, at Borrower’s sole cost and expense, deliver all Repurchased Vehicles, or cause all Repurchased Vehicles to be delivered, at each Delivery Location, and on each Delivery Date, specified in the Repurchase Notice delivered by Lender in accordance with Section 9.1(b)(i) above. Upon delivery thereof, each Repurchased Vehicle shall (A) be in sound mechanical shape and, if mobile, shall be in good working order under full payload; (B) have no missing parts, components, or glass; (C) have no damage to parts, components, or glass (other than damage for which the aggregate cost of repair does not exceed $500, per Repurchased Vehicle or $25,000 (or pro rata portion thereof if there is a partial exercise of the Repurchase Option) in the aggregate for all Repurchased Vehicles repurchased by Lender pursuant to the exercise of the Repurchase Option); and (D) have no structural damage. The condition of each item of Repurchased Vehicle shall be determined by an inspection report (the “Inspection Report”), prepared by Borrower and delivered to Lender no later than five days prior to the applicable Delivery Date. In the event that such Inspection Report indicates that the damage to the Repurchased Vehicles exceeds $25,000 (or the appropriate pro rata portion thereof), Borrower shall, if requested by Lender, promptly provide Lender and/or its designees and their respective employees, agents and representatives access to the Repurchased Vehicles at the Delivery Location, or at such other location as may be specified by Lender in writing, no less than three days prior to the Delivery Date, and Lender shall thereafter have the option, at Lender’s election and in lieu of accepting such Repurchased Vehicle in such condition, to require Borrower to repair such Repurchased Equipment prior to accepting delivery thereof or making any payment to Borrower with respect thereto.
          (iv) Borrower shall deliver title to all Repurchased Vehicles to Lender or Lender’s designee(s) free and clear of all claims, Liens and legal processes of creditors of Borrower. In connection with any exercise of the Repurchase Option, Borrower shall, at Borrower’s sole cost and expense, (A) prepare and execute one or more certificates of title or other instruments necessary to convey title to the Repurchased Vehicles to Lender or Lender’s designee(s), as well as such other instruments as Lender may reasonably request to vest all right, title and interest in and to the Repurchased Vehicles to Lender or Lender’s designee(s) and (B) ensure, as and to the extent requested by Lender, that all registrations or other filings with respect to such Repurchased Vehicles be made or filed in any applicable jurisdiction within five days of Lender’s request therefore.
          (v) Upon receipt of any Repurchase Notice delivered by Lender in accordance with Section 9.1(b)(i) above, Borrower shall promptly cease to use or operate the Repurchased Vehicles specified in such Repurchase Notice, except to the extent necessary to deliver such Repurchased Vehicles to the Delivery Location in accordance with Section 9.1(b)(iii) above. Notwithstanding any exercise by Lender of the Repurchase Option hereunder and until such time as delivery of any Repurchased Vehicles has been made to Lender or Lender’s designee(s) in accordance with Section 9.1(b)(iii) above, all covenants and obligations of Borrower set forth in this Agreement and the other Loan Documents (including, without limitation, those relating to insurance, maintenance and registrations) shall remain in full force and effect with respect to such Repurchased Vehicles, and any risk of loss with respect thereto shall remain the exclusive liability and obligation of Borrower.

          (vi) Any exercise by Lender of any Repurchase Option pursuant to this Section 9.1(b) shall not affect in any way the super priority status of any administrative claim that may remain under this Agreement and the other Loan Documents, if and to the extent that any Obligations remain outstanding after the exercise by Lender of the Repurchase Option.
          (c) Sale of Collateral. If an Event of Default has occurred and is continuing, Lender may be the purchaser of any or all of the Collateral at any public or private (to the extent to the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and Lender shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by Lender at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Loan Party, and each Loan Party hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Loan Party agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to such Loan Party of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Loan Party agrees that it would not be commercially unreasonable for Lender to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Loan Party hereby waives any claims against Lender arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Lender accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, each Loan Party shall be liable for the deficiency and the fees of any attorneys employed by Lender to collect such deficiency. Each Loan Party further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to Lender, that Lender has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Loan Party, and each Loan Party hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section shall in any way alter the rights of Lender hereunder.
          (d) Warranties. Lender may sell the Collateral without giving any warranties as to the Collateral. Lender may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

          (e) No Marshalling. Lender shall have no obligation to marshal any of the Collateral.
          (f) No Surcharge. Debtor hereby waive any right to surcharge against the Collateral under Section 506 of the Bankruptcy Code.
     9.2 Application of Proceeds. Except as expressly provided elsewhere in this Agreement, all proceeds received by Lender in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by Lender against, the Secured Obligations in the order selected by Lender, and to the extent that there is any excess of such proceeds, to the payment to or upon the order of the applicable Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
     9.3 Sales on Credit. If Lender sells any of the Collateral upon credit, the Loan Parties will be credited only with payments actually made by purchaser and received by Lender and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Lender may resell the Collateral and the Loan Parties shall be credited with proceeds of the sale.
     9.4 Cash Proceeds. Upon the occurrence and during the continuation of an Event of Default, all proceeds of any Collateral received by any Loan Party consisting of cash, checks and other non-cash items (collectively, “Cash Proceeds”) shall be held by such Loan Party in trust for Lender, segregated from other funds of such Loan Party, and shall, forthwith upon receipt by such Loan Party be turned over to Lender in the exact form received by such Loan Party (duly indorsed by such Loan Party to Lender, if required) and held by Lender in the Collateral Account. Any Cash Proceeds received by Lender (whether from any Loan Party or otherwise): (i) if no Event of Default shall have occurred and be continuing, shall be held by Lender, as collateral security for the Secured Obligations (whether matured or unmatured) and (ii) if an Event of Default shall have occurred and be continuing, may, in the sole discretion of Lender, (A) be held by Lender, as collateral security for the Secured Obligations (whether matured or unmatured) and/or (B) then or at any time thereafter may be applied by Lender against the Secured Obligations.
SECTION 10. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.
          This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the payment in full of all Secured Obligations, be binding upon each Loan Party, its successors and assigns, and inure, together with the rights and remedies of Lender hereunder, to the benefit of Lender and its successors, transferees and assigns. Without limiting the generality of the foregoing, Lender may assign or otherwise transfer any Promissory Notes held by it to any Affiliate of Lender or, if an Event of Default then exists, to any other Person, and such Affiliate or other Person shall thereupon become vested with all the benefits in respect thereof granted to Lender herein or otherwise. Notwithstanding the foregoing, Lender shall have the right at any time to sell one or more participations to any Person in all or any part of the Promissory Notes or in any other Obligation. Upon the payment in full of all Secured Obligations (including a conversion pursuant to Section 2.3), the security interest granted hereby shall automatically terminate hereunder and of record and all rights to the Collateral shall revert to the Loan Parties. Upon any such termination Lender shall, at the Loan Parties’ expense, execute and deliver to the Loan Parties or otherwise authorize the filing of such documents as any Loan Party shall reasonably request, including financing statement amendments to evidence such termination.
SECTION 11. STANDARD OF CARE; LENDER MAY PERFORM.
          The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Lender shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Lender shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Lender accords its own property. Neither Lender nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Loan Party or otherwise. If any Loan Party fails to perform any agreement contained herein, Lender may itself perform, or cause performance of, such agreement, and the expenses of Lender incurred in connection therewith shall be payable by Borrower under Section 12.1.
SECTION 12. MISCELLANEOUS.
     12.1 Reimbursement of Expenses. Each Loan Party agrees to pay promptly (a) all the actual, reasonable, and documented costs and expenses of Lender for the preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (b) the actual, reasonable, and documented fees, expenses and disbursements of counsel to Lender (in each case including reasonable allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Loan Parties; (c) all the actual costs and reasonable expenses of creating, perfecting and recording Liens in favor of Lender, including filing and recording fees, expenses and Transfer Taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to Lender and of counsel providing any opinions that Lender may reasonably request in respect of the Collateral or the Liens created pursuant to the Loan Documents; (d) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Lender and its counsel) in connection with the custody or preservation of any of the Collateral; and (e) after the occurrence of a Default or an Event of Default, all reasonable costs and expenses, including reasonable attorneys’ fees (including reasonable allocated costs of internal counsel) and reasonable costs of settlement, incurred by Lender in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.
     12.2 Notices.
          (a) Any notice or other communication herein required or permitted to be given to a Loan Party or Lender, shall be sent to such Person’s address as set forth on Schedule 12.2, or otherwise indicated to Borrower or Lender, as applicable, in writing. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail (certified, return receipt) or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed.
          (b) Lender or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Borrower and Lenders otherwise agree, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          (c) Each of the Loan Parties understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent.
     12.3 No Waiver. No failure or delay on the part of Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.
     12.4 Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

     12.5 Independence. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
     12.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Lender and the Loan Parties and their respective successors and assigns. The Loan Parties shall not, without the prior written consent of Lender assign any right, duty or obligation hereunder.
     12.7 Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Loan Parties and Lender and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.
     12.8 Counterparts. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.
     12.9 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAWS).
SECTION 13. GUARANTY
     13.1 Guaranty of the Obligations. Subject to Section 13.12, Guarantors jointly and severally hereby irrevocably and unconditionally guarantees to Lender the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect) (collectively, the “Guaranteed Obligations”).
     13.2 Payment by Guarantors. Subject to Section 13.12, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which Lender may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect), Guarantors will upon demand pay, or cause to be paid, in Cash, to Lender, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Lender as aforesaid.
     13.3 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, Guarantor agrees as follows:
          (a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;
          (b) Lender may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and Lender with respect to the existence of such Event of Default;
          (c) the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against Guarantor whether any or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;
          (d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Lender is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
          (e) Lender, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of Lender in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that Lender may have against any such security, in each case as Lender in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and
          (f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though Lender might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) Lender’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against Lender in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

     13.4 Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Lender: (a) any right to require Lender, as a condition of payment or performance by Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of Lender in favor of Borrower or any other Guarantor or any other Person, or (iv) pursue any other remedy in the power of Lender whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon Lender’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to willful misconduct, gross negligence or bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower, and notices of any of the matters referred to in Section 13.3 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
     13.5 Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made) shall have been indefeasibly paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that Lender now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by Lender. In addition, until the Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made) shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 13.12. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Lender may have against Borrower, to all right, title and interest Lender may have in any such collateral or security, and to any right Lender may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made) shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Lender and shall forthwith be paid over to Lender to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.
     13.6 Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Lender and shall forthwith be paid over to Lender to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
     13.7 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
     13.8 Authority of Guarantors or Borrower. It is not necessary for Lender to inquire into the capacity or powers of Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.
     13.9 Financial Condition of Borrower. Any loan under any Promissory Note may be made to Borrower or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation. Lender shall not have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and their ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of Lender to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by Lender.

     13.10 Bankruptcy, etc.
          (a) So long as any Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made) remain outstanding, no Guarantor shall, without the prior written consent of Lender, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
          (b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Lender that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Lender, or allow the claim of Lender in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
          (c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from Lender as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
     13.11 Discharge of Guaranty Upon Sale of Guarantors.
          (a) If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions or the Existing Credit Agreement, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by Lender or any other Person effective as of the time of sale of Equity Interests.
          (b) Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, if at any time after the Closing Date, the Guaranty of any Canadian Subsidiary that is a Controlled Foreign Subsidiary causes, or is reasonably expected to cause, material adverse tax consequences to Holdings and its Domestic Subsidiaries, taken as a whole, then the Guaranty of such Canadian Subsidiary shall be discharged and released by Lender without any further action by Lender or any other Person; provided that in the event (whether as a result of an amendment of the Internal Revenue Code or otherwise) a Guaranty by such Canadian Subsidiary thereafter would not result in material adverse tax consequences to Holdings and its Domestic Subsidiaries, upon the request of Lender, such Canadian Subsidiary shall again become a Guarantor hereunder by executing a Counterpart Agreement.
     13.12 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 13.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 13.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 13.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 13.2.
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          IN WITNESS WHEREOF, the Loan Parties and Lender have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ALLIED SYSTEMS, LTD. (L.P.), as Borrower
By:	/s/ Thomas H. King
Thomas H. King
Executive Vice President and Assistant Treasurer

ALLIED HOLDINGS, INC. as Guarantor
By:	/s/ Thomas H. King
Thomas H. King
Executive Vice President and Chief Financial Officer

AH INDUSTRIES INC.
ALLIED AUTOMOTIVE GROUP, INC.
ALLIED FREIGHT BROKER LLC
ALLIED SYSTEMS (CANADA)
COMPANY
AXIS CANADA COMPANY
AXIS GROUP, INC.
COMMERCIAL CARRIERS, Inc.
CORDIN TRANSPORT LLC
C T SERVICES, INC.
F.J. BOUTELL DRIVEAWAY LLC
GACS INCORPORATED
QAT, INC.
RMX LLC
TERMINAL SERVICES LLC
TRANSPORT SUPPORT LLC

By:	/s/ Thomas H. King
Thomas H. King
Executive Vice President and Assistant Treasurer

ACE OPERATIONS, LLC AXIS NETHERLANDS, LLC
By:	/s/ Thomas H. King
Thomas H. King
Executive Vice President and Assistant Treasurer

AXIS ARETA, LLC LOGISTIC SYSTEMS, LLC LOGISTIC TECHNOLOGY, LLC By: AX International Limited, Its Sole Member and Manager
By:	/s/ Thomas H. King
Thomas H. King
Executive Vice President and Assistant Treasurer

YUCAIPA TRANSPORTATION, LLC,
as Lender

By:

Name:
Title:

EXECUTION VERSION
SECURED CONVERTIBLE PROMISSORY NOTE

$564,000	Los Angeles, California
April 5, 2007
          FOR VALUE RECEIVED, the undersigned, Allied Systems Ltd. (L.P.), a Georgia limited partnership (“Borrower”), promises to pay to Yucaipa Transportation, LLC, a Delaware limited liability company (“Lender”), or order, the principal amount of Five Hundred Sixty-Four Thousand Dollars ($564,000), with interest from the date hereof on the unpaid principal balance under this Note at the rate each month equal to the sum of (i) the three month LIBOR rate as determined by Lender on such day (or if such day was not a Business Day, the first Business Day immediately preceding such day) based on rates for deposits in dollars (as set forth by Bloomberg L.P.-page BTMM or any other comparable publicly available service as may be selected by Lender plus (ii) four percent (4.00%) per annum (on the basis of a 360-day year and the actual number of days elapsed). The principal amount of this Note shall be due and payable on the Maturity Date (as defined in that certain Loan and Security Agreement and Guaranty entered into as of April 5, 2007 (as amended, modified and supplemented from time to time, the “Loan Agreement”), by and between Borrower, Allied Holdings, Inc., a Georgia corporation and a debtor and debtor in possession under Chapter 11 of the Bankruptcy Code (“Holdings” and the other Subsidiaries (as defined below) of Holdings party hereto (such Subsidiaries and together with Borrower and Holdings, collectively, the “Loan Parties”, and individually, a “Loan Party”) and Lender). Capitalized terms used in this Note without definition shall have the meanings provided in the Loan Agreement. On the first day of each calendar quarter, commencing with July 1, 2007, the interest rate payable hereunder shall be adjusted based on the then applicable LIBOR rate (as described above) and all accrued interest under this Note shall be added to principal, and shall thereafter bear interest at the same rate as the principal of this Note. On the Maturity Date the entire remaining unpaid principal balance of this Note, together with any and all accrued and unpaid interest (including, without limitation, all interest that has been added to principal hereunder) and any and all costs and expenses provided for under this Note and the other Loan Documents, shall be due and payable. This Note may not be prepaid at any time.
          All payments under this Note shall be made to Lender or its order, in lawful money of the United States of America and in immediately available funds delivered to Lender by wire transfer of immediately available funds to such account within the United States as Lender or any holder hereof shall designate in writing for such purpose from time to time. If a payment under this Note otherwise would become due and payable on a day that is not a Business Day, the due date thereof shall be extended to the next Business Day and interest shall be payable thereon during such extension. All amounts due under this Note and the other Loan Documents shall be payable without defense, set off or counterclaim.
          Each payment under this Note shall be applied in the following order: (i) to the payment of costs and expenses which Borrower is required to pay pursuant to the provisions of this Note or any of the other Loan Documents; (ii) to the payment of accrued and unpaid interest; and (iii) to the payment of outstanding principal. Lender and each holder hereof shall have the

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continuing and exclusive right to apply or reverse and reapply any and all payments under this Note.
          Upon the occurrence of any Event of Default, the obligations under this Note shall become due and payable in accordance with the provisions of the Loan Agreement, and Lender shall have all other remedies available under the Loan Agreement. In addition, upon the occurrence of an Event of Default, interest shall thereafter accrue on the entire unpaid principal balance under this Note, including without limitation (x) any accrued interest which has been added to the principal balance and (y) any delinquent interest which has been added to the principal amount due under this Note pursuant to the terms hereof, at the rate set forth herein plus two percent (2.00%) per annum (on the basis of a 360-day year and the actual number of days elapsed). On the first day of each calendar quarter, all interest which has become payable and is then delinquent shall, without curing the default under this Note by reason of such delinquency, be added to the principal amount due under this Note, and shall thereafter bear interest at the same rate as is applicable to principal, with interest on overdue interest to bear interest, in each case to the fullest extent permitted by applicable law, both before and after default, maturity, foreclosure, judgment and the filing of any petition in a bankruptcy proceeding. In no event shall interest be charged under this Note which would violate any applicable law. If the rate of interest provided for herein would otherwise exceed the maximum rate permitted by applicable law, then the interest rate shall be reduced to the maximum rate permitted by applicable law.
          This Note is secured under the Loan Agreement. Reference is hereby made to the Loan Agreement for a description of the nature and extent of the security for this Note and the rights and remedies available to the holder of this Note. Nothing herein shall be deemed to limit the rights of Lender under this Note or the Loan Agreement, all of which rights and remedies are cumulative.
          No waiver or modification of any of the terms of this Note shall be valid or binding unless set forth in a writing specifically referring to this Note and signed by a duly authorized officer of Lender or any holder of this Note, and then only to the extent specifically set forth therein.
          If any default occurs in any payment due under this Note, Borrower and all guarantors and endorsers hereof, and their successors and assigns, promise to pay all costs and expenses, including attorneys’ fees, incurred by each holder hereof in collecting or attempting to collect the indebtedness under this Note, whether or not any action or proceeding is commenced. None of the provisions hereof and none of the holder’s rights or remedies under this Note on account of any past or future defaults shall be deemed to have been waived by the holder’s acceptance of any past due installments or by any indulgence granted by the holder to Borrower.
          Borrower and all guarantors and endorsers hereof, and their successors and assigns, hereby waive presentment, demand, diligence, protest and notice of every kind (except such notices as may be required under the Loan Agreement), and agree that they shall remain liable for all amounts due under this Note notwithstanding any extension of time or change in the terms of payment of this Note granted by any holder hereof, any change, alteration or release of any property now or hereafter securing the payment hereof or any delay or failure by the holder

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hereof to exercise any rights under this Note or the Loan Agreement. Borrower and all guarantors and endorsers hereof, and their successors and assigns, hereby waive the right to plead any and all statutes of limitation as a defense to a demand under this Note to the full extent permitted by law.
          This Note shall inure to the benefit of Lender, its successors and assigns and shall bind the heirs, executors, administrators, successors and assigns of Borrower. Each reference herein to powers or rights of Lender shall also be deemed a reference to the same power or right of such assignees, to the extent of the interest assigned to them.
          In the event that any one or more provisions of this Note shall be held to be illegal, invalid or otherwise unenforceable, the same shall not affect any other provision of this Note and the remaining provisions of this Note shall remain in full force and effect.
          Upon the effective date of and pursuant to an Approved Plan, the principal and interest due and owing under this Note (including, without limitation, any interest which has been added to principal pursuant to this Note) may be converted in accordance with Section 2.3 of the Loan Agreement.
          This Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles thereof relating to conflicts of law; provided, that Lender and each holder hereof reserves any and all rights it may have under federal law, including without limitation those relating to the charging of interest.
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     IN WITNESS WHEREOF, Borrower has caused this Secured Promissory Note to be duly executed the day and year first above written.

ALLIED SYSTEMS LTD. (L.P.), a Georgia limited partnership

By:	/s/ Thomas H. King
Name:	Thomas H. King
Title:	EVP

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